AMERICAN GENERAL LIFE INSURANCE COMPANY

WITHDRAWAL CHARGE WAIVER ENDORSEMENT

Notwithstanding any provision in the Contract to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Terms not defined in this Endorsement shall have the same meaning given to them in the Contract. All other terms and conditions of the Contract remain unchanged.

The Withdrawal Charge and Penalty Free Withdrawal sections are deleted in their entirety. All references to Withdrawal Charges and Penalty Free Withdrawals in the Contract are hereby deleted and are not applicable with the use of this Endorsement. Therefore, no Withdrawal Charges are deducted when this Endorsement is attached.

The definition of “WITHDRAWAL(S)” is replaced by the following: “Withdrawals are any amount(s) withdrawn by the Owner from the Contract Value.”

The section titled “SYSTEMATIC WITHDRAWAL PROGRAM” under Withdrawal Provisions is replaced by the following: “Prior to the Annuity Date, You may elect to participate in a Systematic Withdrawal Program by informing Us at Our Annuity Service Center. The Systematic Withdrawal Program allows You to make automatic Withdrawals from Your Contract monthly, quarterly, semiannually or annually. The Minimum Systematic Withdrawal Amount is shown on the Contract Data Page. You may terminate Your participation in the Systematic Withdrawal Program at any time by sending Us a Written request.”

The section titled “OPTIONS 5 & 5v - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN” under Annuity Income Payment Options is replaced by the following: “Payments payable to the Payee for any specified period of time for five (5) years or more, but not exceeding thirty (30) years, as selected at the time of Annuitization. The selection must be made for full twelve month periods. In the event of death of the Annuitant during the specified period of time, any remaining Annuity Income Payments will be continued to the Beneficiary. If the Annuitant dies after the end of the specific period of time, no further Annuity Income Payments will be made. If Variable Annuity Income Payments are elected under this Annuity Income Payment Option, any remaining guaranteed Variable Annuity Income Payments may be redeemed for a discounted value determined by Us.”

Signed for the Company to be effective as of the Contract Date.

AGE-8038 (1/16)